For Immediate Release	Contacts:	Jan W. Drymon
Norstan, Inc.
(952) 352-4292
jan.drymon@norstan.com

Tony Carideo
Padilla Speer Beardsley Inc.
(612) 455-1720
tcarideo@psbpr.com

Norstan Reports Fourth Quarter and
Fiscal Year-End 2003 Results

Minneapolis, MN – (BUSINESS WIRE) – June 17, 2003 – Norstan, Inc. (NASDAQ: NRRD), a leading provider of communications technology solutions, today reported revenues of $59.0 million for the fourth quarter of fiscal 2003 ended April 30, 2003, versus $62.0 million in the same period last year. Net income, including discontinued operations, for the fourth quarter of fiscal 2003 totaled $1.7 million, or $0.13 per diluted share, versus $6.9 million, or $0.53 per diluted share, reported in the fourth quarter of fiscal 2002. Gross margin for the fourth quarter was 28.4% versus 30.7% in the same period last year.

The company recorded a net loss from continuing operations of $959,000, or $0.08 per diluted share, for the quarter, compared to net income from continuing operations of $8.1 million, or $0.63 per diluted share, in the fourth quarter of fiscal 2002. Fiscal 2002 results reflected an $8.9 million income tax benefit reflecting the reduction of the company’s valuation allowance related to its net operating loss tax asset.

Norstan recognized $2.7 million in net income from discontinued operations in the fourth quarter of fiscal 2003. This income resulted primarily from accelerated payments from NetWolves relative to the sale of Norstan Network Services in the first quarter of fiscal 2003.

“In 2003, Norstan entered its 30th year in business — we are investing for the next 30,” said James C. (Jim) Granger, Norstan’s president and chief executive officer. “While our focus on expansion has impacted Norstan’s near-term financial performance, we believe it is the right strategy and one that our shareholders will benefit from in the longer term.”

Sequentially, revenues for the fourth quarter of fiscal 2003 increased modestly compared to $58.8 million in the third quarter of fiscal 2003. Gross margin declined slightly compared to the reported 29.0% in the third quarter. Operating income declined sequentially compared to the $612,000 reported in the previous quarter. Net income from continuing operations decreased quarter over quarter from the reported $83,000, or $0.01 per share, in the third quarter of fiscal 2003. Net income improved sequentially from the $416,000, or $0.03 per diluted share, as reported in the third quarter.

Quarterly Highlights:

•	Norstan Communications was selected by VALOR Telecom to install and support a new customer service contact center technology solution. The goal of the new technology solution is to improve VALOR’s sales and customer satisfaction while reducing costs.

•	Norstan Communications entered into a reseller distribution agreement with Witness Systems, a leading global provider of performance optimization software and services.

•	Deloitte & Touche LLP, Norstan’s independent auditor, completed an audit of the company’s fiscal 2001 and 2000 financial statements originally audited by Arthur Andersen LLP. Net income (loss) and earnings (loss) per share in those financial statements are unchanged from the amounts previously reported in Norstan’s Annual Report on Form 10-K. Additionally, total assets, liabilities and shareholders’ equity remained unchanged from amounts previously reported.

•	Frank P. Russomanno, president of Data Storage & Information Management of Imation, Corp., joined Norstan’s board of directors.

•	Norstan announced that Donna Warner assumed the role of vice president of Norstan’s Communications Technology Channel Partner Development business. Ms. Warner has been with Norstan for 20 years, most recently as vice president of operations in the Central and Western U.S.

•	J. Crosby Smith was named vice president of the Communications Technology Solutions and Services business unit for the Central and Western U.S. Previously, Mr. Smith held the position of senior director for the Norstan Customer Solutions Center.

•	Members of Norstan’s senior management team are hosting an executive seminar series, “Managing by Values in Corporate America,” at Georgetown College in Georgetown, Kentucky. The bi-monthly series began in January and ends in December 2003.

Fiscal 2003 Year-End Results

Revenues for the fiscal year ended April 30, 2003 totaled $226.9 million compared to $247.5 million in fiscal 2002. During this period, gross margin was 30.1% as compared to 30.7% in the comparable period of fiscal 2002. Operating income decreased to $1.5 million in fiscal 2003, compared to $1.9 million in fiscal 2002.

On a pre-tax continuing operations basis, Norstan recorded a net loss of $727,000 in fiscal 2003, an improvement of 68% over the pre-tax net loss of $2.3 million reported in fiscal 2002.

Norstan reported a net loss from continuing operations of $404,000, or $0.03 per diluted share, in fiscal 2003, compared to net income of $6.6 million, or $0.52 per diluted share, in fiscal 2002, which included the income tax benefit reported in the fourth quarter of fiscal 2002. Net income totaled $4.9 million, or $0.39 per diluted share, in fiscal 2003 versus $7.5 million, or $0.59 per diluted share, recorded in fiscal 2002.

For fiscal 2003, Norstan reported $5.3 million in pre-tax income, including discontinued operations, exceeding the $3.5 — $4.0 million guidance provided at the end of fiscal 2002.

“Top-line performance continues to be our challenge, especially in light of the ongoing macroeconomic factors faced by Norstan and our peers,” Granger said. “Capital spending purse strings remain tightly tied and competitive pressures fierce, but as conditions improve and we continue our growth strategy, we are committed to being where our customers need us, providing best-in-class technology solutions and legendary customer service.”

Fiscal 2004 Outlook

While Norstan’s management remains optimistic that the company will be profitable over the longer term, the company believes it is unwise to provide detailed guidance on near term revenues and earnings per share.

Conference Call and Webcast

Norstan will discuss its fourth quarter and fiscal year-end 2003 results on a conference call scheduled today, June 17, at 5 p.m. Eastern time. The conference call can be accessed toll-free by callers at (888) 443-9986 or on the Internet at www.norstan.com. Starting today at approximately 7:00 p.m. Eastern time, the replay of the call can be accessed toll-free until midnight, June 24, by dialing (800) 642-1687 (conference ID number is 709079) or on the Internet at www.norstan.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to the development of new technologies, product pricing, industry regulation, management of growth, integration of acquisitions, and other factors set forth in cautionary statements included in Norstan’s Form 10-K and other documents as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release.

About Norstan, Inc.

Norstan, Inc. (NASDAQ: NRRD) — ...the technology services people who improve the way their customers communicate. A full-service telecommunications solutions company that delivers voice and data technologies and services, and remanufactured equipment to select corporate end-users and channel partners. Norstan also offers a full range of technologies for call center design, messaging, infrastructure, conferencing and mobility. Headquartered in suburban Minneapolis, Norstan, a company small enough to care, yet big enough to serve, has offices located throughout North America. To learn more, visit the Norstan website at www.norstan.com.

Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries. All other products and services mentioned in this document may be trademarks of the companies with which they are associated.

NORSTAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Quarter Ended		For the Twelve Months Ended

	April 30,	April 30,	April 30,	April 30,
	2003	2002	2003	2002

Revenues
Communications Technology Solutions and Services	$50,710	$53,213	$194,511	$211,568
Resale Services	7,576	7,644	29,208	30,402
Financial Services	692	1,186	3,177	5,527

Total revenues	58,978	62,043	226,896	247,497

Cost of sales	42,248	43,017	158,653	171,640

Gross margin
Communications Technology Solutions and Services	13,532	14,970	55,013	60,045
Resale Services	2,420	2,870	10,097	11,156
Financial Services	778	1,186	3,133	4,656

Total gross margin	16,730	19,026	68,243	75,857

SG and A expenses	17,829	18,663	66,781	73,917

Operating income (loss)	(1,099)	363	1,462	1,940
Interest expense	(496)	(1,064)	(2,185)	(4,887)
Other income (expense), net	(28)	(99)	(4)	651

Net loss from continuing operations before taxes	(1,623)	(800)	(727)	(2,296)
Income tax benefit	(664)	(8,936)	(323)	(8,936)

Net income (loss) from continuing operations	(959)	8,136	(404)	6,640
Discontinued operations (net of tax):
Income (loss) from operations of discontinued operations	—	(4)	20	2,140
Gain (loss) from disposal of discontinued operations	2,658	(1,240)	5,276	(1,240)

Net income	$1,699	$6,892	$4,892	$7,540

Net income (loss) per share — continuing operations	$(0.08)	$0.63	$(0.03)	$0.52
Net income (loss) per share — discontinued operations	0.21	(0.10)	0.42	0.07

Net income per share — diluted	$0.13	$0.53	$0.39	$0.59

Weighted average shares outstanding — diluted	12,614	12,904	12,492	12,823

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